Exhibit 99.1

Oragenics Announces Closing of Public Offering

SARASOTA, Fla., March 1, 2024 - Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”), a company focused on developing unique, intranasal nanoparticle pharmaceuticals for the treatment of neurological disorders, today announced the closing of its previously announced underwritten public offering of 1,400,000 shares of its common stock at a public offering price of $1.50 per share, for gross proceeds of $2.1 million, before deducting underwriting discounts, and offering expenses payable by the Company. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 210,000 shares of its common stock at the public offering price, less discounts, to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering to fund the continued development of ONP-002, which is a unique neurosteroid drug compound intended to treat mild traumatic brain injuries also known as concussions, and for general corporate purposes and working capital.

ThinkEquity and Laidlaw & Company (UK) Ltd. acted as joint book-running managers for the offering.

The offering is being made pursuant to an effective shelf registration statement that has been filed with the U.S. Securities and Exchange Commission (the “SEC”). The final prospectus supplement relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oragenics

Oragenics is a development-stage biotechnology company focused on nasal delivery of pharmaceutical medications in neurology and fighting infectious diseases, including drug candidates for treating mild traumatic brain injury (mTBI), also known as concussion, and for treating Niemann Pick Disease Type C (NPC), as well as proprietary powder formulation and an intranasal delivery device. For more information, please visit www.oragenics.com.

Forward Looking Statements

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements include statements related to the intended use of proceeds. The Company cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, risks related to prevailing market conditions, the impact of general economic, industry or political conditions in the United States, and the Company’s ability to satisfy customary closing conditions associated with the offering. Forward-looking statements reflect its analysis only on their stated date, and the Company undertakes no obligation to update or revise these statements except as may be required by law.

Oragenics, Inc.

Janet Huffman, Chief Financial Officer

813-286-7900

jhuffman@oragenics.com